EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2021 Fourth Quarter and Full-Year Results

•Fourth Quarter Net Sales of $895.9 Million Up 23.6% YoY; Up 19.8% on an Organic Basis
•Fourth Quarter Net Income of $59.2 Million, or $1.51 Per Share; EBITDA of $94.8 Million
•Full-Year Net Sales of $3.2 Billion Down 0.3% YoY; Down 1.8% on an Organic Daily Basis
•Full-Year Net Income of $144.8 Million, or $3.68 Per Share
•Full-Year Adjusted Net Income of $186.4 Million, or $4.74 Per Share
•Full-Year Operating Cash Flow of $241.7 Million; Free Cash Flow of $225.8 Million

CLEVELAND, OHIO (August 17, 2021) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2021 fourth quarter and full year ended June 30, 2021.

Net sales for the quarter increased 23.6% to $895.9 million from $725.1 million in the prior year. The change includes a 2.1% increase from acquisitions and a 1.7% increase from foreign currency translation. Excluding these factors, sales increased 19.8% on an organic basis with similar increases reported across both the Service Center segment and Fluid Power & Flow Control segment. The Company reported net income of $59.2 million, or $1.51 per share, and EBITDA of $94.8 million. Results include a LIFO layer liquidation benefit, which favorably impacted EPS by $0.07 and gross profit by $3.7 million on a net basis during the quarter.

For the twelve months ended June 30, 2021, sales were $3.2 billion, a decrease of 0.3% compared with the prior year, or down 1.8% on an organic daily basis. Net income was $144.8 million or $3.68 per share on a reported basis. Non-GAAP adjusted net income was $186.4 million, or $4.74 per share. Full-year operating cash flow was $241.7 million, while free cash flow was $225.8 million or 121.1% of adjusted net income.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “We ended fiscal 2021 on a strong note with fourth quarter performance exceeding our expectations and achieving record quarterly earnings. Underlying demand continued to strengthen across both segments during the quarter reflecting sustained recovery in our core end markets and momentum generated from our internal growth initiatives. We are managing inflation well and controlling costs, while benefiting from productivity enhancements. Overall, I am extremely proud of what we accomplished during a challenging year. Our ability to deliver strong operational and financial performance while remaining fully invested in our long-term strategy during an unprecedented period is a testament to the strength of our Applied team, business model, and industry position.”

Mr. Schrimsher added, “Entering early fiscal 2022, we are off to a positive start with organic sales through mid-August up by a high-teens percent over the prior year, and customer indications signaling sustained demand momentum. Our balance sheet is in a solid position, and we see favorable earnings potential beyond cycle fundamentals as we leverage our technical industry position and expanding addressable market. This includes supporting more of our customers’ industrial technology and operational requirements through our cross-selling efforts, as well as the expansion of faster growing and higher margin industrial solutions. While industry-wide supply chain constraints and macro uncertainty remain, we have multiple internal opportunities to drive solid earnings growth and stronger returns on capital in fiscal 2022 and beyond.”

Fiscal 2022 Guidance
The Company is reinstating its practice of providing formal full-year guidance. For the fiscal year ending June 30, 2022, the Company is introducing EPS guidance in the range of $5.00 to $5.40 based on sales growth of 8% to 10% including 7% to 9% on an organic basis, as well as EBITDA margins of 9.7% to 9.9%. Guidance assumptions include a steady industrial demand environment relative to current trends, ongoing inflationary headwinds including greater LIFO expense, and lingering uncertainty related to the COVID-19 pandemic. Guidance does not assume contribution from potential future acquisitions.

Share Repurchases
During the quarter, the Company purchased 400,000 shares of its common stock in open market transactions for $40.1 million. At June 30, 2021, the Company had remaining authorization to purchase approximately 465,000 additional shares.

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on August 17, 2021. Neil A. Schrimsher – President & CEO, and David K. Wells – CFO will discuss the Company's performance. A supplemental investor presentation detailing latest quarter results and the Company’s outlook is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call, dial 877-311-4351 (toll free) or 614-999-9139 (for International callers) using conference ID 8056208. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 855-859-2056 or 800-585-8367 (both toll free), or 404-537-3406 (International) using conference ID 8056208.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “see,” “expect,” “will,” “guidance,” “assume”, and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, the effects of the health crisis associated with the COVID-19 pandemic on our business operations, results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission, many of which risks are amplified by circumstances arising out of the COVID-19 pandemic. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2021	2020	2021	2020
Net Sales	$895,888	$725,076	$3,235,919	$3,245,652
Cost of sales	632,904	516,786	2,300,395	2,307,916
Gross Profit	262,984	208,290	935,524	937,736
Selling, distribution and administrative expense, including depreciation	181,883	161,262	680,542	717,747
Impairment expense	-	-	49,528	131,000
Operating Income	81,101	47,028	205,454	88,989
Interest expense, net	7,673	8,088	30,592	36,535
Other income, net	(454)	(1,139)	(2,200)	(2,782)
Income Before Income Taxes	73,882	40,079	177,062	55,236
Income Tax Expense	14,638	10,090	32,305	31,194
Net Income	$59,244	$29,989	$144,757	$24,042
Net Income Per Share - Basic	$1.53	$0.78	$3.73	$0.62
Net Income Per Share - Diluted	$1.51	$0.77	$3.68	$0.62
Average Shares Outstanding - Basic	38,692	38,691	38,758	38,658
Average Shares Outstanding - Diluted	39,347	38,988	39,296	38,999

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	June 30,
	2021	2020

Assets
Cash and cash equivalents	$257,745	$268,551
Accounts receivable, net	516,322	449,998
Inventories	362,547	389,150
Other current assets	59,961	52,070
Total current assets	1,196,575	1,159,769
Property, net	115,589	121,901
Operating lease assets, net	87,111	90,636
Intangibles, net	279,628	343,215
Goodwill	560,077	540,594
Other assets	32,827	27,436
Total Assets	$2,271,807	$2,283,551

Liabilities
Accounts payable	$208,162	$186,270
Current portion of long-term debt	43,525	78,646
Other accrued liabilities	176,013	161,167
Total current liabilities	427,700	426,083
Long-term debt	784,855	855,143
Other liabilities	126,706	158,783
Total Liabilities	1,339,261	1,440,009
Shareholders' Equity	932,546	843,542
Total Liabilities and Shareholders' Equity	$2,271,807	$2,283,551

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Year Ended June 30,

	2021	2020

Cash Flows from Operating Activities
Net income	$144,757	$24,042
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	20,780	21,196
Amortization of intangibles	34,365	41,553
Impairment expense	49,528	131,000
Amortization of stock appreciation rights and options	2,526	2,954
Other share-based compensation expense	6,454	4,000
Changes in assets and liabilities, net of acquisitions	6,381	73,720
Other, net	(23,094)	(1,751)
Net Cash provided by Operating Activities	241,697	296,714
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(30,230)	(37,237)
Capital expenditures	(15,852)	(20,115)
Proceeds from property sales	1,152	1,948
Net Cash used in Investing Activities	(44,930)	(55,404)
Cash Flows from Financing Activities
Long-term debt borrowings	26,000	25,000
Long-term debt repayments	(131,883)	(49,553)
Interest rate swap settlement payments	(3,737)	—
Payment of debt issuance costs	(399)	(95)
Purchases of treasury shares	(40,089)	—
Dividends paid	(50,664)	(48,873)
Acquisition holdback payments	(2,345)	(2,440)
Taxes paid for shares withheld for equity awards	(10,083)	(2,607)
Exercise of stock appreciation rights and options	163	330
Net Cash used in Financing Activities	(213,037)	(78,238)
Effect of Exchange Rate Changes on Cash	5,464	(2,740)
Increase in cash and cash equivalents	(10,806)	160,332
Cash and Cash Equivalents at Beginning of Period	268,551	108,219
Cash and Cash Equivalents at End of Period	$257,745	$268,551

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net income and Net income per share, GAAP financial measures, with Adjusted Net income and Adjusted Net income per share, non-GAAP financial measures:

	Three Months Ended June 30, 2020
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$40,079	$10,090	$29,989	$0.77	25.2%
Non-routine income	1,540	388	1,152	0.03	25.2%
Adjusted net income and net income per share	$41,619	$10,478	$31,141	$0.80	25.2%

	Year Ended June 30, 2021
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$177,062	$32,305	$144,757	$3.68	18.2%
Intangible and other impairment	49,528	11,769	37,759	0.96	23.8%
Non-routine costs	7,772	1,847	5,925	0.15	23.8%
Non-routine income	(2,609)	(613)	(1,996)	(0.05)	23.5%
Adjusted net income and net income per share	$231,753	$45,308	$186,445	$4.74	19.6%

	Year Ended June 30, 2020
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$55,236	$31,194	$24,042	$0.62	56.5%
Impairment expense	131,000	12,200	118,800	3.04	9.3%
Non-routine costs	8,992	2,135	6,857	0.18	23.7%
Non-routine tax benefit	-	1,010	(1,010)	(0.03)	N/M
Adjusted net income and net income per share	$195,228	$46,539	$148,689	$3.81	23.8%

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended June 30,		Year Ended June 30,
	2021	2020	2021	2020
Net Income	$59,244	$29,989	$144,757	$24,042
Interest expense, net	7,673	8,088	30,592	36,535
Income tax expense	14,638	10,090	32,305	31,194
Depreciation and amortization of property	5,139	5,199	20,780	21,196
Amortization of intangibles	8,127	9,882	34,365	40,499
EBITDA	$94,821	$63,248	$262,799	$153,466
Impairment expense	—	—	49,528	131,000
Non-routine costs	—	1,540	7,772	8,992
Non-routine income	—	—	(2,609)	—
Adjusted EBITDA	$94,821	$64,788	$317,490	$293,458

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. Adjusted EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended June 30,		Year Ended June 30,
	2021	2020	2021	2020
Net Cash provided by Operating Activities	$38,288	$127,090	$241,697	$296,714
Capital expenditures	(3,675)	(3,892)	(15,852)	(20,115)
Free Cash Flow	$34,613	$123,198	$225,845	$276,599

Free cash flow is defined as net cash provided by operating activities less property purchases, a non-GAAP financial measure.